Exhibit 99(a)(1)(J)

FORM OF E-MAIL TRANSMITTING FREQUENTLY ASKED QUESTIONS REGARDING THE

TENDER OFFER

To:	[E-MAIL ADDRESS]

From:	[ ]@ScanSource.com

Date:	[DATE]

Subject:	FAQs regarding the Tender Offer

Attached is a copy of the Frequently Asked Questions document which was developed from and promised during last Wednesday’s Employee tender offer meetings. Please email me if you have additional questions.

Thanks,

Rich

Frequently Asked Questions

Capitalized terms not defined have the same meaning assigned to them in the ScanSource, Inc. Offer to Amend Eligible Options dated November 7, 2007 (the “Offering Memorandum”), which was previously provided to you.

General Questions about Section 409A and the Offer

Q1: Why is ScanSource making the Offer?

Since we restated our financial reports for discounted stock options, this has caused adverse personal tax consequences. Accepting this Offer eliminates the adverse 409A tax penalty.

As reported in ScanSource’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 filed with the SEC on June 18, 2007, during the second quarter of fiscal 2006 our Board of Directors formed a Special Committee to independently review our stock option grant practices and related accounting issues. On January 15, 2007, the Special Committee reported its findings and recommended that ScanSource’s management determine the accounting impact of the Special Committee’s findings on its previously filed consolidated financial statements. As a result of this review, we identified occasions during calendar years 2003 to 2006 (the “Affected Period”) on which we used incorrect measurement dates for determining the accounting consequences of certain stock options. As a result, ScanSource has determined that these affected stock options were granted at a discount for both accounting and tax purposes, which we believe exposes the holders of these stock options to potentially adverse tax treatment under Section 409A of the Code.

The Offer is being made to permit certain holders (the Eligible Optionees) of those affected options (the Eligible Options) to address the potential adverse personal tax consequences that apply to their Eligible Options under Section 409A. By amending such options, the Eligible Optionee should be able to avoid the application of such adverse federal tax treatment and, for certain holders, adverse state tax consequences. However, you should note that the application of Section 409A to the Eligible Options is not entirely free from doubt.

Q2: What is Section 409A?

Effective January 1, 2005, Section 409A was added to the Code by the American Jobs Creation Act of 2004 to address perceived abuses in certain forms of deferred compensation by restricting election and distribution alternatives. Under Section 409A, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock on the option’s accounting measurement date to the extent such options were unvested as of December 31, 2004.

Q3: What happens if options are deemed to be deferred compensation under Section 409A?

Based on the final regulations issued under Section 409A and other guidance issued by the U.S. Treasury Department and the IRS, we believe that the following adverse U.S. federal tax consequences would apply to Eligible Options that are not amended pursuant to the Offer:

•

For discounted options which remain unexercised as of the end of a year after 2004, the optionee would generally recognize taxable income in the tax year(s) after 2004 when the discounted option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares as of December 31 of the applicable year, less the exercise price payable for those shares and less any income previously recognized. Please note that taxation could occur in such manner even though the discounted option remains unexercised.

•

The optionee would generally recognize taxable income in the tax year(s) after 2005 when the discounted option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized (e.g., income recognized upon vesting as described above).

•

The optionee would incur an additional twenty percent (20%) federal tax because of Section 409A on the income recognized in connection with the paragraphs above. With respect to options exercised by employees during 2006 and January 1, 2007 through November 6, 2007, ScanSource has determined to make a special payment to such employees consisting of (i) an amount to cover the employees’ Section 409A taxes associated with such exercises, and (ii) an amount to cover federal and state income and Medicare tax obligations on this special payment, without regard to such employees’ participation in this Offer.

•	The optionee may also be liable for additional tax in the nature of interest if the income should have been recognized in an earlier year than first reported.

In addition, some states have also adopted laws similar to Section 409A such that a state tax would be payable as the discounted options vest and an optionholder may also incur additional taxes and penalties based on the state in which he or she is subject to taxation.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state tax laws) on your Eligible Option(s). ScanSource will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with the Eligible Portion of those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after November 6, 2007.

Q4: What is the Offer?

ScanSource is offering (i) to amend the Eligible Portion(s) of certain stock option grants that may be deemed to be discounted stock options so they should no longer be subject to the adverse personal tax treatment of Section 409A; and (ii) to pay Make Whole Payments with respect to the Amended Options.

Specifically, ScanSource is offering to amend the Eligible Portion of each Eligible Option to increase the exercise price to the fair market value of ScanSource’s common stock on the date determined to be the accounting measurement date for the Eligible Option, as set forth in Attachment A of the Offering Memorandum.

Each Eligible Option that is amended pursuant to the Offer (as previously defined, an “Amended Option”) will have the same terms and conditions as it did prior to the amendment, including the same vesting schedule and expiration date and the terms of the applicable Plan under which it was granted.

ScanSource will also pay a Make Whole Payment equal to the difference between the Corrected Exercise Price per share of your Amended Option and the original exercise price per share of your Eligible Option multiplied by the number of shares subject to the Eligible Portion of your Amended Option, plus an additional “gross-up” amount to reimburse you for the Medicare tax obligations arising from such cash payment. Each such Make Whole Payment will be made, less applicable tax withholding, on the first regular payroll date following January 1, 2008.

Q5: Will ScanSource compensate me for the loss of the discount on my Eligible Options?

Yes. The Offer contains both an offer to increase the exercise price of the Eligible Portion of your Eligible Options in order to avoid adverse tax consequences under Section 409A and a Make Whole Payment with respect to your Amended Options equal to the difference between the Corrected Exercise Price per share of your Amended Options and the original exercise price per share of your Eligible Options multiplied by the number of shares subject to the Eligible Portions of your Amended Options, plus an additional “gross-up” amount to reimburse you for the Medicare tax obligations arising from such cash payment.

Q6: Which ScanSource stock options are and are not subject to the Offer? (i.e. Which are Eligible Options?)

As previously described, certain option grants that we call “Eligible Options” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A and it is these stock options that are the subject of the Offer. If you are an Eligible Optionee you should have received an email containing a personalized Election Form that identifies your Eligible Option(s). Please see Q8 for more information on your status as an Eligible Optionee. Eligible Options are those stock options that have each of the following characteristics:

•	the options were granted under the Plans on any of the dates set forth in Attachment A of the Offering Memorandum during calendar years 2003 to 2006; and

•

the options were granted with an exercise price per share that was less than the fair market value per share of the ScanSource common stock underlying the option on the date determined to be the option’s accounting measurement date.

Please note that if you hold ScanSource options granted on the dates other than those shown on Attachment A of the Offering Memorandum, such options are not considered discounted under Section 409A and are not subject to the consequences of Section 409A.

If you have a question as to whether any option that you were granted is an Eligible Option, please see your personalized Election Form. If you have any questions regarding your Election Form, or if you did not receive an email containing your personalized Election Form, please call John Ellsworth at (864) 286-4682, Monday through Friday during the hours of 9:00 a.m. to 5:00 p.m., Eastern Time.

Q7: What is the Eligible Portion of my Eligible Option?

The portion of your Eligible Option that may be amended under the Offer has both of the following characteristics:

•	the portion of the Eligible Option that vested, or is scheduled to vest, after December 31, 2004; and

•	the portion of the Eligible Option that is still outstanding and unexercised as of the Expiration Time.

Only an Eligible Optionee may participate in the Offer.

Q8: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted an Eligible Option and, as of the Expiration Time (11:59PM Thursday December 6, 2007, unless the Offer is extended), you are (1) a current employee of ScanSource and (2) subject to taxation in the United States in respect of your Eligible Option(s). However, none of the members of our Board of Directors is eligible to participate in the Offer, and none of our executive officers is eligible to participate in the Offer.

If you are an Eligible Optionee, you should have received an email containing a personalized Election Form that describes your Eligible Option(s). If you believe that you are an Eligible Optionee and if you have not yet received an email containing your personalized Election Form, please call John Ellsworth at (864) 286-4682, Monday through Friday during the hours of 9:00 a.m. to 5:00 p.m., Eastern Time.

Q9: If I live outside of the United States, may I participate in the Offer?

If you are an Eligible Optionee who is subject to taxation in the United States, you may participate in the Offer regardless of where you live.

Q10: Does the Offer apply to shares of ScanSource common stock that I currently own?

No. The Offer relates only to Eligible Options that are currently unexercised.

Q11: Does Section 409A or the Offer apply to shares I purchased through the ScanSource Employee Stock Purchase Plan?

No. The additional tax under Section 409A does not apply to shares purchased through ScanSource’s Employee Stock Purchase Plan. For this reason, the Offer does not apply to any of such shares.

Q12: Does Section 409A apply to my out-of-the-money options?

All options granted on the dates listed in Attachment A of the Offering Memorandum are considered discounted, even if their exercise price currently exceeds the current stock price. Therefore Section 409A will apply to any Eligible Options with an exercise price currently greater than our stock price.

Q13: What happens to the portion of my Eligible Option that I have already exercised?

Pursuant to the transitional relief and final regulations provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to the adverse personal tax consequences under Section 409A.

However, if you exercised your Eligible Option(s) (or a portion thereof) during calendar year 2006 or 2007, no similar transitional relief has been expressly provided by the IRS. The exercised Eligible Option(s) (or a portion thereof) may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws).

Accordingly, for Eligible Options exercised in 2006 and from January 1, 2007 up to and including November 6, 2007, ScanSource has determined that it will make a special payment to optionees consisting of (i) an amount to cover the optionees’ Section 409A taxes associated with such exercises, and (ii) an amount to cover federal and state income and Medicare tax obligations on this special payment. In addition, for all Eligible Options exercised between January 1, 2004 and May 1, 2007, ScanSource intends to pursue an arrangement with the IRS whereby ScanSource would pay to the IRS on behalf of the holders of such options a stipulated amount in satisfaction of any tax obligations resulting from the loss of incentive stock option status.

Please note that the list of individual holders will not be given to the IRS until the IRS agrees that ScanSource can pay directly on behalf of its employees. See Q51 for additional information.

Q14: What happens to the portion of my Eligible Option(s) that was vested as of December 31, 2004?

Under Section 409A and the final regulations issued thereunder, stock options (or any portion of a stock option) that were vested as of December 31, 2004 are exempted, or “grandfathered,” from the adverse personal tax treatment under Section 409A. Therefore, these options are not eligible for the Offer and the exercise price of these options will not change, regardless of whether you accept the Offer or not.

Q15: Will the vesting of my Eligible Option(s) change if I participate in the Offer?

No. Your Eligible Option(s), as amended by the Offer, will continue to be subject to the current vesting schedule.

Q16: Will the number of shares subject to my Eligible Option(s) change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Option(s) will not change as part of the Offer. The number of shares of our common stock subject to Eligible Options would only change in accordance with the terms of the applicable Plan in the event of certain changes in the capitalization of ScanSource between the time the Offer commences and the Expiration Time (such as a stock split).

Q17: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option(s)? What does “tender” mean?

We are offering to amend the Eligible Options in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are, in effect, offering a new option to you in exchange for your existing option, or asking you to “tender” your Eligible Option(s) to us and in exchange we will give you Amended Option(s). The SEC requires that if we are asking you to “tender” your Eligible Option(s), then we must make certain filings with the SEC and provide you with disclosures such as those contained in this Offering Memorandum. This Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to you “tendering” your Eligible Option(s) for amendment, by which we mean that you will make your election to permit ScanSource to amend the Eligible Portion(s) of your Eligible Option(s) upon the expiration of the Offer.

Questions About the Corrected Exercise Price

Q18: Who sets the Corrected Exercise Price?

The Corrected Exercise Price is the closing stock price on the Eligible Option’s accounting measurement date as determined for purposes of our Amended Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006, filed with the SEC on June 18, 2007. The price is higher than your original exercise price. The amount of this increase ranges from $1.48 to $7.43 per share, as adjusted for stock dividends effected by ScanSource on January 28, 2003 and June 5, 2006.

Q19: If I elect to amend my Eligible Option, does the applicable Corrected Exercise Price apply to all of the shares subject to that Eligible Option?

No. The Corrected Exercise Price applies only to the shares subject to the Eligible Portion of an Eligible Option that is amended pursuant to the Offer. The other shares that may be purchased upon the exercise of your Eligible Option(s) (i.e., the shares that you purchase upon the exercise of the Ineligible Portion) will be purchased at the original exercise price (as adjusted for the stock dividends effected by ScanSource on January 28, 2003 and June 5, 2006 and any similar event in the future under the terms of the Plans).

Q20: If I elect to amend my Eligible Option(s), when can I exercise?

If you have properly accepted the Offer, ScanSource will amend the Eligible Portion(s) of your Eligible Option(s), effective as of the Expiration Time (such date, the “Amendment Date”) to reflect the Corrected Exercise Price. Please note that, due to the complexity of amending just the Eligible Portions of your Eligible Options in our stock database, your Amended Options may not be available for exercise for up to five (5) business days following the Expiration Time. Any exercise of your stock options must comply with ScanSource’s policy on insider trading in securities. In addition, you may not exercise your unvested stock options.

Questions About Deciding Whether to Participate in the Offer

Q21: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend your Eligible Option(s). However, the Offer is a one-time-only opportunity and ScanSource is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to avoid the potentially adverse tax consequences of Section 409A.

Q22: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option(s) will not be subject to the adverse personal tax consequences under Section 409A?

No. Although we believe that the Offer complies in good faith with available guidance to avoid the potentially adverse personal tax consequences of Section 409A and applicable state laws of similar effect, there is a chance that future guidance issued by the IRS may modify how and when you must recognize and report certain taxes, interest and penalties under Section 409A with respect to your Eligible Options.

Please see Section 12 of the Offering Memorandum for more detailed information regarding potential tax consequences of the Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q23: If I choose to participate in the Offer, am I required to amend the entire Eligible Portion of my Eligible Option? If I hold more than one Eligible Option, may I elect to amend only one of those Eligible Options?

If you tender an Eligible Option for amendment, you must tender the entire Eligible Portion of that Eligible Option. If you hold more than one Eligible Option, and you wish to participate in the Offer, you must tender all of your Eligible Options. You may not tender less than all of your Eligible Options.

Q24: What happens if I hold an Eligible Option and I do not participate in the Offer?

If you do not elect to participate in the Offer then ScanSource will not amend any of your Eligible Option(s) to reflect the new applicable Corrected Exercise Price(s).

In such a case, you should be aware that ScanSource will treat your Eligible Options not amended pursuant to the Offer as subject to the adverse personal tax consequences under Section 409A (and applicable state tax laws) and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after November 6, 2007. See Section 12 of this Offering Memorandum for more detailed information regarding the tax consequences of not participating in the Offer.

Q25: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future equity awards from ScanSource?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from ScanSource. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of ScanSource, without regard to an Eligible Optionee’s decision to accept or reject the Offer.

Q26: What does ScanSource think of the Offer?

Although the Board has approved the Offer, neither ScanSource nor our Board of Directors makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion(s) of your Eligible Option(s). You should carefully review this Offering Memorandum, all of the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax, and legal advisors to determine whether to accept or decline the Offer.

Q27: Can anyone at ScanSource help me decide whether I should participate in the Offer?

We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option(s) pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum, the Attachments and the Exhibits to the Schedule TO available at www.sec.gov. If anyone makes any such recommendation or representation to you or gives you any such information, you may not rely upon that recommendation, representation or information as having been authorized by ScanSource. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q28: What risks should I consider in deciding whether to participate in the Offer?

In amending your Eligible Option(s), you should carefully consider the tax risks, the procedural risks and the risks that are part of our business and financial condition, all of which are described beginning on page 1 of this Offering Memorandum.

Q29: Where can I find more information about the Offer?

The full terms and conditions of the Offer are set forth in the Offering Memorandum, including the Attachments and the Exhibits to the Schedule TO and all are available at www.sec.gov. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

Questions About the Process of Making an Election Under the Offer

Q30: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

If you are an Eligible Optionee, you should have received an email containing a personalized Election Form that describes your Eligible Option(s) (including the Eligible Portion(s) thereof) and gives you instructions on how to submit the Election Form in order to make an election. If you believe you may be an Eligible Optionee and have not yet received an email containing your personalized Election Form, please call John Ellsworth at (864) 286-4682, Monday through Friday during the hours of 9:00 a.m. to 5:00 p.m., Eastern Time.

If you wish to accept the Offer, you must:

1.	Properly complete and manually sign your personalized Election Form.

2.	Deliver the completed and signed Election Form via email (such as a PDF or other scanned image of the signed document) to john.ellsworth@scansource.com or via fax to John Ellsworth at (864) 286-4940 or via hand delivery to John Ellsworth at 6 Logue Court, Greenville, South Carolina 29615.

Submissions by any other means, including overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other person, email address or fax number, are not permitted. Your election must be made and received by 11:59 p.m., Eastern Time, on Thursday, December 6, 2007 (or a later termination date if we extend the Offer). Any election not received by the Expiration Time will be disregarded.

Please print and keep a copy of your Election Form after you make your election for your records.

Q31: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option(s), do I need to make an election?

If you do not elect to amend your Eligible Options by the Expiration Time, you will be deemed to have made an election to not amend your Eligible Options. In such a case, ScanSource believes that the adverse personal tax consequences under Section 409A (and similar state tax laws) would apply to your Eligible Option, and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after November 6, 2007.

Q32: During what period of time may I make my election?

The Offer, and your right to tender or not to tender your Eligible Option for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Option for amendment, expires at 11:59 p.m., Eastern Time, on Thursday, December 6, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. You must submit your Election Form (and any subsequent withdrawal thereof) before the extended Expiration Time. If we do not receive your Election Form (or any withdrawal thereof) before the Expiration Time, you will not be able to amend your Eligible Option.

Q33: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement before the Expiration Time. Any announcement relating to the Offer will be sent promptly to all Eligible

Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from ScanSource.

Q34: What happens if I elect to participate in the Offer, but my service with ScanSource terminates prior to the Expiration Time?

You may only participate in this Offer if you are an employee of the Company at the Expiration Time of the Offer. See Section 1 of this Offering Memorandum. If, for any reason, you are not an employee of the Company or a successor entity through the Expiration Time, you will not be entitled to participate in this Offer, your Eligible Options will not be amended in connection with this Offer and you will not be entitled to receive any Make Whole Payments in connection with this Offer. Instead, you will keep all of your Eligible Options in their unamended form.

Q35: If my service with ScanSource terminates before the Offer expires and therefore I cannot participate in the Offer, what happens to my Eligible Options?

Your stock options, including Eligible Options, will expire (i) on the date of your termination of service with ScanSource, if such termination is for Cause (as defined in the Plans), (ii) one year after the date of your termination of service with ScanSource, if such termination is due to your death or disability, or (iii) three months after the date of your termination of your service with ScanSource for any other reason. Following your termination of your service with ScanSource and prior to the expiration of your stock options, you (or your designated representative) may exercise your stock options, including Eligible Options, that were vested as of the date of your termination of service. You will potentially be subject to adverse tax consequences under Section 409A, for which you will be solely responsible. See Section 12 of the Offering Memorandum.

Q36: If I am no longer an employee of ScanSource on January 1, 2008, am I still entitled to my Make Whole Payment if my Eligible Options are amended under this Offer?

Yes. Subject to the terms of this Offer and upon our acceptance of your election to amend your Eligible Options, you will receive, promptly following the expiration of this Offer, an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” evidencing your right to receive the Make Whole Payment. The Make Whole Payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will receive the Make Whole Payment on or before your first scheduled regular payroll date in January 2008 that would have taken place had you been employed with us.

Q37: What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

Any Eligible Option beneficially owned by a person who is not our employee may not be amended in this Offer (even if legal title to that portion of those options is held by you and you are an Eligible Optionee). For instance, an Eligible Optionee holds an Eligible Option to purchase 3,000 shares that is subject to a domestic relations order. Under the order, Eligible Options to purchase 1,000 shares are beneficially owned by the Eligible Optionee’s former spouse. Assume that the Eligible Optionee previously exercised the option to purchase 750 shares. Accordingly, the Eligible Optionee may only elect to amend the Eligible Option with respect to the remaining 1,250 shares (3,000 shares minus 1,000 shares subject to the domestic relations order minus 750 shares already purchased), or the Eligible Optionee may elect not to participate in this Offer at all.

Q38: Can I change my election after I have submitted my election?

You may withdraw your previously submitted election at any time prior to the Expiration Time. To validly withdraw a previously submitted Election Form, you must:

1.	Properly complete and manually sign the attached Withdrawal Form.

2.	Deliver the completed and signed Withdrawal Form via email (such as a PDF or other scanned image of the signed document) to john.ellsworth@scansource.com or via fax to John Ellsworth at (864) 286-4940 or via hand delivery to John Ellsworth at 6 Logue Court, Greenville, South Carolina 29615.

Submissions by any other means, including overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other person, email address or fax number, are not permitted.

You may not rescind any Withdrawal Form, however, you may change your election by properly resubmitting a new Election Form indicating your acceptance of the Offer prior to the Expiration Time. This new Election Form must be properly completed, signed and dated after your original Election Form and after your previous Withdrawal Form and received by us prior to the Expiration Time. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form before the Expiration Time.

Q39: Can I exercise my Eligible Option(s) prior to the Expiration Time?

No. ScanSource will not permit you to exercise any portion of your Eligible Option(s) during the term of the Offer.

Q40: Will ScanSource tell me if there is a problem with my election?

Please note that ScanSource is not obligated to give you notice of any problems with your election and no one will be liable for failing to give notice of any defects or irregularities. Also note that an Acknowledgement of Receipt of Election Form/Withdrawal Form email does not indicate that your form was properly completed or otherwise complied with the requirements of this Offer.

Q41: How will you determine if I have properly accepted the Offer?

ScanSource will determine, in its discretion, all questions as to the form and validity, including time of receipt, of documentation related to the Offer. Our determinations regarding these matters will be final and binding. We reserve the right to reject any Election Form or any options under this Offer that we determine are not eligible for amendment or that we determine are unlawful to accept. No election with respect to Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and/or Withdrawal Form, and we will not incur any liability for failure to give any notice.

Q42: If I accept the Offer, when will my Eligible Option(s) be amended and when will I receive my Make Whole Payment?

Unless we amend or terminate the Offer in accordance with its terms, ScanSource will amend the Eligible Portion of those Eligible Options as to which you properly made a valid election (and did not validly revoke that election) effective as of the Expiration Time (such date, the “Amendment Date”, is currently expected to be Thursday, December 6, 2007) to reflect the applicable Corrected Exercise Price. Please note that, due to the complexity of amending just the Eligible Portions of your Eligible Options in our stock database, your Amended Options may not be available for exercise for up to five (5) business days following the Expiration Time.

Any Make Whole Payment owed to you for an Eligible Option with respect to which you have elected to accept this Offer will be paid to you, less any applicable tax withholding, on the first regular payroll date following January 1, 2008. The delay in the Make Whole Payment is required under IRS guidance in order to avoid adverse tax consequences under Section 409A of the Code. Promptly following the Expiration Time, we will send you a document entitled “Amendment to Stock Option Agreement and Promise to Make Cash Payment” evidencing the amendment of the Eligible Options you elected to amend and your right to receive Make Whole Payments with respect to the amendment of your Eligible Options. The Make Whole Payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. See Section 1 of this Offering Memorandum.

Q43: Is there any reason why my Eligible Option(s) would not be amended if I make an election to accept the Offer?

The Offer is subject to the terms and conditions described in this Offering Memorandum. We will only accept elections as to the Eligible Portion(s) of the Eligible Option(s) that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Expiration Time. We may, however, reject any or all elections to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option(s) tendered for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Q44: Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?

No. You do not need to do anything in order to receive your Make Whole Payments. The Make Whole Payment, less any applicable tax withholding, with respect to the amendment of Eligible Options will be made on the first regular payroll date following January 1, 2008. Promptly following the Expiration Time, we will send you a document entitled “Amendment to Stock Option Agreement and Promise to Make Cash Payment” evidencing the amendment of the Eligible Options you elected to amend and your right to receive Make Whole Payments with respect to the amendment of your Eligible Options. The Make Whole Payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. See Section 1 of this Offering Memorandum.

Once the Offer has expired and your election with respect to options has been accepted, your Eligible Options will be amended. There is nothing that you must do with respect to such amendment. Your Eligible Options will be amended as of the Expiration Time. See Section 1 of this Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q45: What are the tax consequences to me under Section 409A if I do not accept the Offer?

If you do not accept the Offer as to your Eligible Option(s), we believe you will be subject to taxation as described in Q3 above. You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and certain states’ tax laws) on your Eligible Option(s). Based on the available facts, ScanSource will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, the income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after November 6, 2007.

Q46: What are the tax consequences to me if I accept the Offer and amend the Eligible Portion(s) of my Eligible Option(s) and receive the Make Whole Payment?

If you accept the Offer to amend the Eligible Portion(s) of your Eligible Option(s), the amendment of your Eligible Option(s) should not be a taxable event for U.S. federal income tax purposes. We believe that we have complied in good faith with the final regulations issued under Section 409A and other available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse personal tax consequences of Section 409A (and applicable state laws of similar effect). Accordingly, we believe that based on available guidance, you should not be subject to the adverse tax consequences of Section 409A if you accept the Offer to amend the Eligible Portion of your Eligible Option(s).

However, you will recognize taxable income when you receive any Make Whole Payments and we will report such payments as income on your W-2. In addition, you may have taxable income when you exercise your Amended Options or when you sell shares of common stock underlying those options. See Section 12 of this Offering Memorandum.

You are strongly encouraged to consult with your personal tax, financial and legal advisors to determine whether or not to accept the Offer.

Q47: If my Eligible Option was an incentive stock option, will my Amended Option also be an incentive stock option?

No. Your Amended Option will be treated as a nonqualified stock option for U.S. federal income tax purposes, even if your Eligible Option was intended to be an incentive stock option at the time of grant. To qualify as an incentive stock option, an option must have an exercise price that is at least equal to the fair market value of the company’s stock on the date of grant. Your Eligible Option(s) was granted with an exercise price below the fair market value of the common stock underlying the option on the date determined to be the option’s accounting measurement date. Therefore, the Eligible Option(s) and consequently the Amended Option(s) do not qualify as incentive stock options. When you subsequently exercise your Amended Option(s), you will recognize immediate taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the Corrected Exercise Price paid for those shares, and ScanSource must collect the applicable withholding taxes with respect to such income. See Section 12 of this Offering Memorandum.

For all Eligible Options exercised between January 1, 2004 and May 1, 2007, ScanSource intends to pursue an arrangement with the IRS whereby ScanSource would pay to the IRS on behalf of the holders of such options a stipulated amount in satisfaction of any tax obligations resulting from the loss of incentive stock option status.

Q48: What happens if the Internal Revenue Code changes again?

Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A in light of current guidance, we cannot guarantee that future guidance, or other changes to Section 409A will not affect the tax treatment of your Eligible Option(s) in the future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

General Questions About the Offer Acceptance

Q49: Do the grant documents change?

Yes. The grant documents will be amended to reflect the change in the grant price. Subject to the terms of this Offer and upon our acceptance of your election to amend your Eligible Options, you will receive, promptly following the expiration of this Offer, an “Amendment to Stock Option Agreement and Promise to Make Cash Payment,” a form of which is attached as Exhibit E to the Offering Memorandum. Additionally the web site data will change so that both will be updated to the new grant price.

Q50: Will the Make Whole Payment be paid in 2008 even if I don’t ever exercise the options?

Yes. If you accept the Offer, the Make Whole Payment will be paid to you to compensate you for the lost value related to the re-pricing of your Eligible Options. See Q1 for additional information. Each Make Whole Payment will be made, less applicable tax withholding, on the first regular payroll date following January 1, 2008.

Q51: With regard to the IRS settlement, when or will my personal information be shared with the IRS?

Your personal information will only be shared with the IRS when we have already reached a favorable agreement with the IRS. We share this information in part, because it is important for this information to get to the Social Security Administration so that you get credit for these wages.

General Questions About the Exercised Option Payments (409A and Loss of Incentive Stock Option Status)

Q52: Are my Eligible Options that I previously exercised affected?

Yes. These options, which were originally intended to be incentive stock options, will be treated as nonqualified stock options, which means there is less favorable tax treatment for these options. However, the Company intends to pay the additional taxes that are required due to the change in the status of the option directly to the IRS.

For Eligible Options exercised in 2006 and from January 1, 2007 up to and including November 6, 2007, ScanSource has determined that it will make a special payment to optionees consisting of (i) an amount to cover the optionees’ Section 409A taxes associated with such exercises, and (ii) an amount to cover federal and state income and Medicare tax obligations on this special payment.

See Q13 for additional information.